AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2010
                                                  REGISTRATION NO. _____________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
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TIME ASSOCIATES, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	33-0730042
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4440 PGA Blvd. Suite 600, Palm Beach
Florida                       33410

(Address of Principal Executive Offices, Including Zip Code)

2010 EQUITY COMPENSATION PLAN

(Full Title of the Plan)
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Katherine T. West, President
Time Associates, Inc.
4440 PGA Blvd. Suite 600
Palm Beach, Florida 33410
(888) 720-2112

(Name, Address, and Telephone Number of Agent for Service)

COPIES TO:
Iwona J. Alami, Esq.
Law Offices of Iwona J. Alami
620 Newport Center Drive, Suite 1100
Newport Beach, California 92660
(949) 760-6880

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value	8,500,000	$0.004	(1)(2)	$34,000.00	$2.40
Total	8,500,000				$2.40

(1) In accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933 (the "General Rules"), there also are being registered such indeterminate number of additional Common Shares as may become issuable pursuant to anti-dilution provisions of the plan.
(2) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee. While the common stock is trading on the OTC Bulletin Board, there have been no recent trades in the common stock and therefore the Registrant believes there is no current market for the common stock.  The registration fee is based on the Registrant's book value per share of the Registrant's common stock of $0.004 as of September 30, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*    Information required by Items 1 and 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be sent or given to the eligible employees and consultants as specified by the Commission Rule 428(b)(1).  Such documents need not be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Time Associates, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(i) the Registrant's annual report on Form 10-K for the fiscal year ended June 30, 2010 as filed on September 28, 2010, and the Registrant's current report  on Form 8-K as filed on October 13, 2010 filed pursuant to Section 13(a) of the Exchange Act of 1934;

(ii) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form SB-2, file number 333-59114, filed under the Securities Act of 1933, including any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

As of the date of the filing of this Registration Statement, no named expert or counsel holds any specified interest or significant equity in the Company with a fair market value exceeding $50,000.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. The Nevada Revised Statutes empower a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. The Nevada Revised Statutes further provide that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually or reasonably incurred by such person in connection therewith.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable

ITEM 8. EXHIBITS

*2.1	Agreement and Plan of Reorganization by and between Time Associates, Inc. and Healthient, Inc.
*3.1	Articles of Incorporation of Time Associates, Inc.
*3.2	Bylaws of Time Lending, California, Inc.
*3.3	Amendments to the Articles of Incorporation of Time Associates, Inc.
*4.1	Specimen Common Stock Certificate (incorporated by reference to the Registrant's Registration Statement on Form SB-2).
5.1	Opinion of Counsel as to the legality of securities being registered.
*10.1	Share Exchange Agreement by and between Time Associates, Inc., Healthient, Inc. and William Alverson
10.2	2010 Equity Compensation Plan.
23.1	Consent of Independent Public Accountants (RONALD R. CHADWICK, P.C.).
23.2	Consent of Independent Public Accountants (K. BRIAN PYBUS, CPA, P.A.).
23.3	Consent of Legal Counsel (included in Exhibit 5.1).

* Previously filed with the Securities Exchange Commission.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, Florida, on November 9, 2010.

TIME ASSOCIATES, INC.

By:	/s/ Katherine T. West
Katherine T. West
President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Katherine T. West Katherine T. West	President and Director (Principal Executive Officer)	November 9, 2010

/s/ William D. Lindberg William D. Lindberg	Chief Financial Officer (Principal Accounting Officer)	November 9, 2010

/s/ William Alverson William Alverson	Director	November 9, 2010